Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No.333-167740) and Form S-3 (No. 333-180993) of Monarch Financial Holdings, Inc. and subsidiaries of our report, dated March 28, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report to Shareholders on Form 10-K of Monarch Financial Holdings, Inc. and subsidiaries for the year ended December 31, 2012.
/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
March 28, 2013